EXHIBIT 10.2

SECOND AMENDMENT TO THE
FAIRPORT SAVINGS BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

This SECOND AMENDMENT TO THE FAIRPORT SAVINGS BANK SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT FOR KEVIN MARONEY (this "Amendment") is hereby entered into on September 27, 2017.

WHEREAS, Fairport Savings Bank (the "Bank") and Kevin Maroney ("Executive") entered into the Supplemental Executive Retirement Agreement, dated July 30, 2010 (the "Agreement"); and

WHEREAS, the Bank and Executive desire to amend the Agreement to (1) revise the requirements related to the establishment and funding of an irrevocable rabbi trust for the benefit of Executive; and (2) to limit the Bank's right to terminate and accelerate the payments due under the Agreement.

NOW, THEREFORE, the Agreement is hereby amended as follows:
1. Amendment to Section 8.2 of the Agreement.  Section 8.2 of the Agreement is hereby amended and restated to read as follows:
"8.2  Plan Termination.  This Agreement may be terminated in all respects only by a written agreement signed by the Bank and the Executive.  The benefit payable shall be the Accrual Balance as of the date this Agreement is terminated.  The termination of this Agreement shall not cause a distribution of benefits under this Agreement.  Rather, upon such termination, benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3."
2. Deletion of Section 8.3 of the Agreement.  Section 8.3 of the Agreement is hereby deleted in its entirety.
3. Amendment to Section 9.6 of the Agreement.  Section 9.6 is hereby amended and restated in its entirety to read as follows:
"9.6  Unfunded Arrangement; Rabbi Trust.  Executive and the Beneficiary are general unsecured creditors of the Bank for the distribution of benefits under this Agreement.  The benefits represent the mere promise by the Bank to distribute such benefits.  The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors.  Any insurance on the Executive's life or other informal funding asset is a general asset of the Bank to which Executive and Beneficiary have no preferred or secured claim.  Notwithstanding the foregoing, upon a Change in Control, the Executive's Accrual Balance shall be paid by the Bank (or any successor) into an irrevocable rabbi trust that is a grantor trust for the benefit of Executive and his beneficiaries, established prior to the effective time of the Change in Control.  The rabbi trust shall be established in accordance with Internal Revenue Service Rev. Proc. 92-64 and any other applicable law.  Such trust shall have an independent trustee, as selected by the Compensation Committee of the Bank.  The Bank (or its successor) shall pay the trustee fees for the lifetime of the trust.  The rabbi trust shall be dissolved after all assets are distributed from the trust to Executive and his Beneficiary in accordance with the terms of the Agreement."

4 Capitalized Terms.  Capitalized terms herein shall have the meanings ascribed to them in the Agreement except as otherwise expressly provided in this Amendment.
5. Effect of Amendment.  Except and to the extent modified by this Amendment, the provisions of the Agreement shall remain in full force and effect and are hereby incorporated into and made a part of this Amendment.
[Signature Page Follows]

IN WITNESS WHEREOF, Executive and a duly authorized representative of the Bank has executed this Amendment as of the date first written above.
FAIRPORT SAVINGS BANK

By:       /s/ Dana C. Gavenda
Name:  Dana C. Gavenda
Title:    President & CEO

EXECUTIVE

By:          /s/ Kevin D. Maroney
Kevin D. Maroney

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